                                Exhibit 19.1

Sensata Technologies
Insider Trading Policy

Effective January 24, 2023

The Board of Directors (the “Board”) of Sensata Technologies Holding plc (“Sensata”) has adopted this Insider Trading Policy (the “Policy”) as of the date set forth above. This Policy provides guidelines with respect to transactions involving any securities issued by or related to Sensata. The Board reserves the right to amend or rescind this Policy or any portion thereof at any time.
I.Purpose of the Policy

The purpose of this Policy is to assist Sensata and its directors, officers, employees, consultants, and contractors in complying with their obligations under federal securities laws and to prevent even the appearance of Illegal Insider Trading (as defined in Section III).
II.Scope of the Policy

Persons Covered by the Policy
This Policy applies to all employees, officers, directors, consultants, and contractors of or to Sensata and its subsidiaries (collectively referred to as “Insiders”) as well as their respective family members or anyone else who resides with them (collectively referred to as “Family Members”). Section 16 Reporting Persons, which include members of the Board and certain executive officers, officers holding the title of Vice President or Senior Vice President, and certain other employees who may be designated by Sensata from time to time (collectively referred to as “Restricted Insiders”) are subject to additional restrictions as set forth in Sections V and VI of this Policy. Restricted Insiders will be informed of their status by the Legal Department.

Companies Covered by the Policy
In addition to limiting trading in Sensata’s securities, this Policy applies to Material Nonpublic Information (as defined in Section III) relating to other companies, including Sensata’s customers, vendors, or suppliers, when that information is obtained in the course of employment with, or other services performed on behalf of, Sensata. All persons covered by this Policy should treat Material Nonpublic Information about Sensata’s business partners with the same care required with respect to information related directly to Sensata.

Transactions Covered by the Policy
This Policy applies to the purchase and sale of stock, derivative securities such as put and call options, securities convertible into common stock, and debt securities such as bonds and notes. This Policy also applies to stock option exercises and sales of restricted stock. Further, this Policy applies to gifts or donations of any such securities (including gifts to a charity, Family Members, or otherwise).

This Policy continues to apply to transactions in Sensata securities even after an Insider has separated from employment with Sensata. If such Insider is in possession of Material Nonpublic Information at the time of separation, they may not trade in Sensata securities until such time as the Material Nonpublic Information has become public or is no longer material.
III.Guidance on Insider Trading

Insider trading is the trading of a public company's stock or other securities by individuals with access to nonpublic or insider information about the company (in this Policy, the “Insiders”). Insider trading can be either illegal or legal depending on when the Insider makes the trade. It is illegal when a person bases their trade of securities of a public company on material information that the public does not know (referred to in this Policy as “Material Nonpublic Information”). This illegal trading is referred to in this Policy as “Illegal Insider Trading”. Illegal Insider Trading can include (1) trading on the basis of Material Nonpublic Information, (2) disclosing or “tipping” Material Nonpublic Information to others or

                                Exhibit 19.1

recommending the purchase or sale of securities on the basis of such Material Nonpublic Information, or (3) assisting someone who is engaged in any of the above activities.

“Material Nonpublic Information” includes any information (positive or negative) that a reasonable investor, given the total mix of information available, would rely on in deciding to purchase, hold, or sell securities that is not generally publicly known or has not been disclosed generally to the public in a manner that complies with applicable securities laws. There are two essential parts to be considered with regards to Material Nonpublic Information:
Material Information. There is no bright line test for determining whether information is material. Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information.

Examples of information typically regarded as material are:
•earnings and related financial performance information;
•performance against or changes to externally communicated financial, sales, or other performance targets;
•material changes in internal forecasts and budgets;
•significant changes in sales volumes, market share, production scheduling, product pricing, mix of sales, strategic plans, or liquidity;
•changes in debt rating;
•impending bankruptcy or financial liquidity problems;
•major business mergers, acquisitions or dispositions;
•material labor negotiations or disputes, including possible strikes;
•significant legal proceedings or governmental investigations;
•loss of a significant supplier or entry into a significant joint venture;
•significant changes in accounting treatment, write-offs, or effective tax rate;
•product safety matters or potential or planned product recall or field actions;
•a major cybersecurity breach;
•changes in top management or directors; and
•stock issuances, stock splits, and stock repurchases.
Nonpublic Information. Information is nonpublic information if it has not been disseminated to the public through a widely-circulated news or wire service or through a public filing with the Securities and Exchange Commission (the “SEC”). Under SEC rules, information is considered public once it has been released broadly to the marketplace and the investing public has had time to absorb the information fully.  For purposes of this Policy, information should not be considered public until the beginning of the second full trading day after such information has been publicly released. A “Trading Day” shall mean a day on which national stock exchanges, including the New York Stock Exchange, are open for trading.
IV.Generally Prohibited & Permitted Activities

Prohibited Transactions
No Trading Outside of an Open Trading Window. Insiders may not trade in Sensata securities outside of an Open Trading Window. An “Open Trading Window” generally will commence at the beginning of the second full Trading Day following the public release of quarterly or annual financial results and end at 4:00 p.m. Eastern Time on the 15th day of the third month of each quarter. Securities laws continue to apply during any Open Trading Window, and Insiders must still adhere to all restrictions in this Policy.
No Trading on Material Nonpublic Information. Insiders shall not, directly or indirectly, engage in any transaction in Sensata securities or the securities of a third party with which Sensata does business while in possession of Material Nonpublic Information concerning Sensata or that third party during any period commencing on the date that you obtain such Material Nonpublic Information and ending once the information is generally known and available to the public.

                                Exhibit 19.1

No Tipping Information to Others. Insiders may not disclose (“tip”) any Material Nonpublic Information to any other persons or entities where such information may be used by such person or entity to their benefit by trading in the securities of the company to which such information relates, nor shall Insiders make any recommendations or express any opinions as to trading in securities to any other person on the basis of Material Nonpublic Information, unless such disclosure is made in accordance with Sensata’s policies regarding the protection or authorized external disclosure of information. This prohibition applies whether or not the Insider receives any benefit from the use of that information by the other person or entity.
No Short Sales. Insiders may not engage in the short sale of Sensata securities. A short sale is the (1) sale of securities not owned by the seller at the time of the trade or (2) failure of the seller to deliver the securities against a sale within 20 days after the sale.

No Publicly Traded Options. Insiders may not engage in transactions in publicly traded options, such as puts, calls, and other derivative securities, on an exchange or in any other organized market. This does not include exercising options granted pursuant to Sensata’s equity incentive plans.
No Standing Orders. Insiders may not have standing orders to sell or purchase Sensata securities at a specified price as standing orders leave no individual control over the timing of the transaction. A standing order transaction executed by a broker while the Insider is in possession of Material Nonpublic Information may result in Illegal Insider Trading. This does not apply to any standing order incorporated into any 10b5-1 Trading Plan, as more fully described in Section VI.
No Margin Account of Pledging. Insiders may not hold Sensata securities in margin accounts and or pledge Sensata securities as collateral. A broker may execute a margin call, or a loan may come due if the value of collateral falls below the value of the loan, while the Insider is in possession of Material Nonpublic Information that may result in Illegal Insider Trading.
Permitted Transactions
Exercising Stock Options with Cash. The trading restrictions of this Policy do not apply to the exercise of employee stock options awarded under Sensata’s equity incentive plans where no Sensata securities are sold in the market to fund the exercise price of an option. However, this Policy does apply to (i) any sale of shares subject to an employee stock option as part of a cashless exercise of an option (whether net proceeds are received in cash or shares) and (ii) any other sale or exchange of shares to generate the consideration needed to fund the exercise price of an option.
Sale of Stock for Tax Withholding Upon Vesting of Restricted Stock Award. The trading restrictions of this Policy do not apply to shares withheld for payment of tax liability using a portion of the securities received upon the vesting of restricted stock awards under Sensata’s equity incentive plans.
Transactions Pursuant to 10b5-1 Trading Plans. The trading restrictions of this Policy do not apply to the purchases or sales of Sensata securities made pursuant to a 10b5-1 Trading Plan. No trade shall be

                                Exhibit 19.1

treated as having been made pursuant to a 10b5-1 Trading Plan under this Policy unless it complies with the requirements and restrictions set forth in Section VI.
V.Additional Trading Restrictions Applicable to Certain Insiders

Special Blackout Periods
From time to time, Sensata may require that all or certain Insiders refrain from engaging in transactions in Sensata securities for a specified period of time due to certain information known to those Insiders that may be material and has not yet been disclosed to the public. These Special Blackout Periods will be communicated by the Legal Department to the affected Insiders.
Mandatory Preclearance of Transactions by Restricted Insiders
Restricted Insiders must receive preclearance from the Legal Department prior to executing any transactions in Sensata securities. Any request for preclearance to trade in Sensata securities should be submitted to the Legal Department at least two (2) business days in advance of the proposed transaction. When a request for preclearance is made, the requestor should confirm in the request that they (i) have reviewed this Policy and (ii) are not aware of any Material Nonpublic Information concerning Sensata. Section 16 Reporting Persons must also summarize the details of the proposed transaction. If the Legal Department grants clearance to trade, the requestor may make the trade at any time within, but not after, the trading window granted (which usually lasts for five (5) Trading Days). If the requestor becomes aware of Material Nonpublic Information concerning Sensata during the clearance period, the clearance to trade shall become void and the trade must not be completed. If a Restricted Insider seeks preclearance and permission to engage in the transaction is denied, then they must refrain from initiating any transaction in Sensata securities and should not inform any other person of the denial.
Section 16 Additional Restrictions
Sensata’s Section 16 Reporting Persons must comply with the limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, which prohibits the sale and purchase (or purchase and sale) of any Sensata securities within any period of less than six months. Section 16 Reporting Persons will be required to disgorge any short-swing profits regardless of whether or not they had knowledge of Material Nonpublic Information at the time of the transaction.

VI.10b5-1 Trading Plans

Rule 10b5-1, established by the SEC, allows Insiders to set up a written trading plan, referred to in this Policy as a “10b5-1 Trading Plan”. A 10b5-1 Trading Plan allows the purchase or sale of a predetermined number of shares at a predetermined price on a scheduled basis in the future, which may result in trades occurring during times outside an Open Trading Window or when the Insider may be in possession of Material Nonpublic Information. 10b5-1 Trading Plans may be implemented only with approval from the Legal Department, during an Open Trading Window, and at a time when the Insider is not in possession of Material Nonpublic Information concerning Sensata. At the time of entering a 10b5-1 Trading Plan, each Insider must certify that (1) they are not aware of any Material Nonpublic Information about Sensata or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
A 10b5-1 Trading Plan must not allow for the first trade to begin until 30 days following adoption of the plan. Notwithstanding the foregoing, a 10b5-1 Plan for Section 16 Reporting Persons must not allow for the first trade to begin until the later of: (i) 90 days following adoption of the plan; or (ii) two (2) business days following the filing of Sensata’s Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification).
Once a 10b5-1 Trading Plan is approved and put in place, transactions in Sensata securities may not be made outside of the 10b5-1 Trading Plan, and transactions made pursuant to the 10b5-1 Trading Plan do not require additional pre-clearance; however, Section 16 Reporting Persons must still timely report all purchases or sales made pursuant to the 10b5-1 Trading Plan.
A 10b5-1 Trading Plan may only be terminated or modified in limited circumstances and requires approval by the Legal Department. If a 10b5-1 Trading Plan is terminated early or modified, a new 10b5-1 Trading Plan may not be executed for at least 60 days following the termination date. Only one 10b5-1 Trading Plan may be in effect at any given time. In any 12-month period, an Insider is limited to one “single-trade plan”, which is a plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction.

                                Exhibit 19.1

VII.Procedural Matters

Personal Responsibility for Compliance
Compliance with this Policy, including having the Legal Department preclear a proposed transaction, is not an assurance that Illegal Insider Trading will not be found to have occurred. This Policy is only designed to reduce the risk that Illegal Insider Trading will be found to have occurred. Insiders should remember that the ultimate responsibility for adhering to this Policy and avoiding Illegal Insider Trading rests exclusively with each such Insider and that preclearance of trades and, if applicable, of 10b5-1 Trading Plans, does not reduce the obligations imposed on such Insiders by applicable laws. Any action on the part of Sensata or the Legal Department, or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws. If an Insider violates this Policy, Sensata may take legal and/or disciplinary action, up to and including dismissal, as applicable. Insiders must notify the Legal Department if they become aware of a breach of this Policy.
Policy Interpretation and Updates
The Legal Department is responsible for interpreting this Policy as required and may authorize variations in the procedures set forth in this Policy provided that those variations are consistent with the general purpose of this Policy and applicable securities laws.
Policy Amendment
Any material amendment to the terms of this Policy must be approved by the Board.